UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 17, 2010

SOUTHERN MISSOURI BANCORP, INC.
(Exact name of Registrant as specified in its Charter)

Missouri	000-23406	43-1665523
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

531 Vine Street, Poplar Bluff, Missouri	63901
(Address of principal executive offices)	(Zip Code)

       Registrant's telephone number, including area code:    (573) 778-1800

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))
☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 23, 2010, Southern Missouri Bancorp, Inc. (“the Company”) filed a Current Report on Form 8-K to report that on December 17, 2010, its wholly owned subsidiary, Southern Bank., a state-chartered trust with banking powers (“Southern Bank”), entered into a definitive whole-bank purchase and assumption agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”) to assume all non-brokered deposits and acquire certain assets of the former First Southern Bank, headquartered in Batesville, Arkansas, with a branch in Searcy, Arkansas. The Arkansas State Bank Department closed First Southern Bank (the “Acquired Entity”) on December 17, 2010, and appointed the FDIC as receiver.

As a result of the transaction, Southern Bank was to assume deposits of approximately $156 million, less some brokered deposits, paying a premium of 0.25% on core deposits.  Total assets expected to be acquired were approximately $153 million.  Loans and other assets were not subject to a loss-share agreement, but loans were acquired at a $17.5 million discount.

This Current Report on Form 8-K/A is being filed in order to provide certain financial statements with respect to the Acquired Entity and other pro forma information. The Company recognized $460,000 of costs related to completion of the acquisition during the first six months of fiscal 2011. These acquisition costs are included in noninterest expense in the statement of income of the Company and are not reflected in the financial statements filed herewith.

The purchase was accounted for under the acquisition method in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations,” and accordingly, the assets and liabilities were recorded at their fair values on the date of acquisition. The following table summarizes the estimated fair values of assets acquired and liabilities assumed at the date of acquisition (in thousands).

Fair Value of Consideration Transferred
Equity position of target at closing			$(2,453,832)
Asset discount bid			(17,500,000)
Deposit premium bid			224,028
Total cash (to) from buyer			$(19,729,804)

	Acquired from	Fair Value	As Recorded by
Recognized amounts of identifiable assets acquired and liabilities assumed	the FDIC	Adjustments	Southern Bank
Cash and cash equivalents	$18,519,482	$-	$18,519,482
Loans	124,409,033	(9,801,830)	114,607,203
Premises and equipment	1,159	-	1,159
Identifiable intangible assets	-	624,952	624,952
Other	1,680,991	-	1,680,991
Deposits	(130,314,617)	(524,043)	(130,838,660)
Long-term debt	(16,658,022)	(548,781)	(17,206,803)
Other	(91,858)	(29,520)	(121,378)
Total identifiable net assets	$(2,453,832)	$(10,279,222)	$(12,733,054)

Bargain purchase gain			$(6,996,750)

The difference between the fair value and acquired value of the purchased loans of $9.8 million results from fair value adjustments for both credit quality and interest rates.  The difference between the fair value and acquired value of the assumed time deposits of $524,000 will be amortized against interest expense over the remaining term of the time deposits. The core deposit intangible asset, with a fair value of $625,000, will be amortized on a straight line basis over its estimated life of five years.

Item 9.01. Financial Statements and Exhibits.

In accordance with the Company’s request for relief submitted to the Securities and Exchange Commission, to which the staff of the Securities and Exchange Commission informed the Company that it would not object, the Company has provided the information described below in Item 9.01 (a) and Item 9.01 (b) and Exhibit 99.1 and Exhibit 99.2 in lieu of certain historical financial information of the acquired business required by Rule 8-04 and Article 11 of Regulation S-X, given that the Acquired Entity had a significant amount of assets and liabilities that were not acquired by the Company in the transaction.

Certain financial information of the Acquired Entity required by Rule 8-04 of Regulation S-X and certain related pro forma financial information under Article 11 of Regulation S-X have been omitted as the historical financial information for the acquired entity does not exist or is impracticable to provide. The financial statements presented are not indicative of the financial condition or results of operations of the Acquired Entity going forward due to omission of various expenses and changes in business practices. See notes to financial statements for further explanation of these financial statements.

(a)	Financial Statements of Businesses Acquired.

The following are included in the attached Exhibit 99.1 and incorporated herein by reference:

1.	Report of Independent Registered Public Accounting Firm

2.	Statement of Assets Acquired and Liabilities Assumed for the year ended December 31, 2009 and the nine months ended September 30, 2010 (unaudited)

3.	Statement of Revenues and Direct Expenses for the year ended December 31, 2009 and the nine-month periods ended September 30, 2009 (unaudited) and September 30, 2010 (unaudited)

4.	Notes to Financial Statements

(b)	Pro Forma Financial Information.

The following are included in the attached as Exhibit 99.2 and incorporated herein by reference:

1.	Pro Forma Balance Sheet as of December 31, 2009 and September 30, 2010

2.	Pro Forma Results of Operations for the year ended December 31, 2009, and the nine-month periods ended September 30, 2010 and 2009

(c)	Exhibits.

1
Whole Bank Purchase and Assumption Agreement between Southern Bank and the FDIC, dated December 17, 2010 (incorporated by reference to Exhibit 1 to the Company’s Current Report on Form 8-K filed December 23, 2010).

23	Consent of BKD, LLP
99.1	Financial Statements of the Businesses Acquired
99.2	Pro Forma Financial Information
99.3	Press Release dated December 17, 2010 (incorporated by reference to Exhibit 99 to the Company’s Current Report on Form 8-K filed December 23, 2010).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN MISSOURI BANCORP, INC.

Dated: March 2, 2011                                                                    By:  /s/ Greg A. Steffens

Name: Greg A. Steffens
Title: President and CEO